Exhibit 10.37


                                   ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made this 26th day of February, 1999 by and among SONIC AUTOMOTIVE, INC., a Delaware corporation ("BUYER"), LUTE RILEY MOTORS, INC., a Texas corporation ("SELLER"), and L. S. RILEY ("STOCKHOLDER").

                                          WITNESSETH:

        WHEREAS, Seller is engaged in the business (the "BUSINESS") of owing and operating a Honda automobile dealership business at 1331 N. Central Expressway, Richardson, Texas and 330 Melrose, Richardson, Texas and an automobile repair body shop located at 2345 West Mockingbird, Dallas, Texas;

        WHEREAS, Seller desires to sell and Buyer desires to buy, or to cause one or more subsidiaries or affiliates of Buyer to buy, certain assets pertaining to the Business, subject to the terms and conditions of this Agreement;

        WHEREAS, contemporaneously with the execution of this Agreement, Buyer has entered into a Contract to Purchase and Sell Property (the "REAL PROPERTY PURCHASE AGREEMENT") with L. S. Riley, R. Leona Riley and the Lucien S. Riley and R. Leona Riley Family Partnership, Ltd., a Texas limited partnership (the "OWNERS"), whereby Buyer has agreed to buy, and the Owners have agreed to sell the Real Property (used herein as defined in the Real Property Purchase Agreement); and

        WHEREAS, the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by the Real Property Purchase Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:


                                           ARTICLE I

                                      CERTAIN DEFINITIONS

        1.1 "ASSETS" shall mean: the New Vehicles (as defined in Section 3.1); the Demonstrators (as defined in Section 3.2); the Used Vehicles (as defined in
Section 3.5), if any; the Parts (as defined in Section 4.3); the Miscellaneous Inventories (as defined in Section 5.1); the Work in Progress (as defined in
Section 5.3(a)); the Prepaid Expenses (as defined in Section

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5.3(b)); the Fixtures and Equipment (as defined in Section 5.4); the
Miscellaneous Assets (as defined in Section 5.5); and the goodwill of the Business.

        1.2 "CLOSING DATE" shall mean the date, not later than the Closing Date Deadline (as hereinafter defined), of the closing of the purchase and sale of the Assets (the "CLOSING") which shall be a date designated by Buyer, after receipt by Buyer of the approvals, and the satisfaction of the other conditions, set forth in Sections 8.8, 8.13 and 8.16, or such other date as is mutually agreed upon by the parties hereto. The Closing shall be held at the offices of Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina, at 9:00 a.m. on the Closing Date.

        1.3 "CLOSING DATE DEADLINE" shall mean the date that is the ninetieth
(90th) day after the date of this Agreement first set forth above; provided, however, if, as of such date, the approvals set forth in Sections 8.8, 8.13 and
8.16 of this Agreement shall not have been obtained and/or audited financial statements contemplated by Section 8.18 hereof shall not have been completed, Buyer may elect to extend the Closing Date Deadline for an additional thirty
(30) days. In addition to the foregoing, if Seller shall have failed to furnish to Buyer the due diligence materials set forth in Schedule 10.5 and in Paragraph 7(a) of the Real Property Agreement by the eighth (8th) day after the date of this Agreement (the "Due Diligence Delivery Date"), Buyer may also elect to extend (or further extend) the Closing Date Deadline one (1) additional day for each day after the Due Diligence Delivery Date the Seller fails to send such materials to Buyer. In addition to the foregoing, Buyer may also elect to extend (or further extend) the Closing Date Deadline in accordance with Paragraph 7(d) of the Real Property Purchase Agreement. Any reference herein to the term "Closing Date Deadline" shall mean the Closing Date Deadline, as the same may have been so extended.

        1.4 "INVENTORY DATE" shall mean the close of business on the date of completion of the Inventory (as defined in Section 4.1), which date shall not be more than three (3) days prior to the Closing Date, or such later date prior to the Closing as is mutually agreed by Seller and Buyer.

        1.5 "LIABILITIES" shall mean (i) all obligations of Seller, arising in the ordinary course of business after the Closing Date, and not as a result of any breach or default, under (A) each contract or lease of Seller set forth on Annex A of Schedule 2.4 attached hereto, and (B) each other contract or lease of Seller that is entered into in connection with the Business in the ordinary course of business at any time after the date hereof and on or prior to the Closing Date, but only if, in the case of clauses (A) and (B), Buyer has agreed to assume such contract or lease pursuant to the Assumption Agreement (as defined in Section 2.4 below); (ii) Seller's chargeback liability to Honda Auto Credit for losses on applicable finance chargebacks, including with respect to the cancellation of any extended warranties issued by Honda; and (iii) the Inducement Fee as provided in Section 2.5 hereof.

        1.6    "MANUFACTURER" shall mean American Honda Motor Co., Inc.


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                                          ARTICLE II

                               SALE AND PURCHASE OF THE ASSETS

        2.1 SALE AND PURCHASE. Upon the terms and subject to the conditions hereinafter set forth, at the Closing, Seller will sell, transfer and convey the Assets to Buyer and Buyer will purchase the Assets from Seller for the consideration set forth in this Agreement. The sale, transfer and conveyance of the Assets will be made by execution and delivery at the Closing of a bill of sale in a form reasonably satisfactory to Buyer's counsel (the "BILL OF SALE") and such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request. Except to the extent specifically included within the Assets, Seller will not sell, and Buyer will not purchase, any other tangible or intangible assets of Seller.

        2.2 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Assets shall consist of Forty-Two Million One Hundred Thousand Dollars ($42,100,000), as the purchase price for the Business and intangible assets included in the Assets (the "BUSINESS AND INTANGIBLE ASSETS PURCHASE PRICE"), plus the sum of: (a) the New Vehicle Purchase Price (as defined in Section 3.1); (b) the Demonstrator Purchase Price (as defined in
Section 3.2); (c) the Used Vehicle Purchase Price (as defined in Section 3.5), if applicable; (d) the Parts Purchase Price (as defined in Section 4.4); (e) the Miscellaneous Inventories Purchase Price (as defined in Section 5.1); (f) the Work in Progress and Prepaid Expenses Purchase Price (as defined in Section 5.3(a)); and (g) the Fixtures and Equipment Purchase Price (as defined in
Section 5.4). The parties acknowledge that the New Vehicle Purchase Price, the Parts Purchase Price and the Miscellaneous Inventories Purchase Price will be based upon information contained in Schedule 3.1 and the Inventory (as defined in Section 4.1), all of which are to be delivered prior to the Closing Date. The parties also acknowledge that adjustments to those categories of Assets will have to be made to reflect ordinary course increases or decreases in those assets between the time of delivery of such Schedule 3.1 and the Inventory and the Closing Date, and that the related components of the Purchase Price will have to be adjusted to reflect any such adjustments to those Assets. All of the foregoing adjustments (with appropriate payments by the parties in cash) will be made as promptly as possible after the Closing. Each party will use the Purchase Price allocation described in Schedule 2.2 in all reporting to, and tax returns filed with, the Internal Revenue Service and other state and local taxing authorities.

        2.3 PAYMENT. At the Closing, Buyer shall pay the Purchase Price as follows:

               (a) The Buyer shall deliver to Seller cash, by a certified check or by wire transfer, to an account or accounts designated by Seller one Business Day prior to Closing, in an amount equal to 75% of the Purchase Price. As used herein, the term "BUSINESS DAY" is a day other than a Saturday, a Sunday or a day on which banks are required to be closed in the State of Texas.

               (b) In payment of the balance of the Purchase Price, Buyer shall issue and deliver to Seller, that number of whole shares (the "SHARES") of Buyer's Class A Convertible Preferred Stock, Series III (the "PREFERRED STOCK"), obtained by dividing such balance of the Purchase Price

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by $1,000. No fractional shares of Preferred Stock shall be issued; any such fraction of a share of Preferred Stock shall be paid in cash at the rate of $1,000 per whole share of Preferred Stock. The Shares shall be convertible into shares of Buyer's Class A Common Stock, par value $.01 per share (the "COMMON STOCK"), and shall have such other rights and preferences as are set forth in the Statement of Rights and Preferences of Preferred Stock attached hereto as Exhibit A. After the Closing, Buyer's sole obligation with respect to the Shares and the Common Stock issuable upon conversion thereof (the "CONVERSION STOCK") shall be as follows:

                      (i) Buyer shall use its best reasonable efforts to make available "current public information" about itself within the meaning of subsection (c)(1) of Rule 144 promulgated by the SEC under the Securities Act ("RULE 144") to the extent necessary to facilitate resales of the Conversion Stock pursuant to Rule 145(d) of the Securities Act of 1933, as amended (the "SECURITIES ACT"); and

                      (ii) Buyer shall remove stock transfer instructions on and restrictive legends from certificates representing the Conversion Stock to the extent that either (A) the offer and sale of the Shares or the Conversion Stock may hereafter be registered under the Securities Act and under any applicable state securities laws or (B) Buyer has received an opinion of counsel, in form and substance reasonably satisfactory to Buyer, that registration of such offer and sale is not required.

        2.4 ASSIGNMENT AND ASSUMPTION. At the Closing, Seller will assign to Buyer its Liabilities, and Buyer will assume and agree to perform and discharge the Liabilities pursuant to an assignment and assumption agreement in a form reasonably acceptable to Seller's counsel (the "ASSUMPTION AGREEMENT"). Notwithstanding anything herein to the contrary, except as expressly provided in this Section 2.4 and elsewhere in this Agreement and in the Assumption Agreement, Buyer does not and will not assume or become liable for any obligations or liabilities of Seller, of any kind whatsoever, fixed or contingent, known or unknown (collectively, the "RETAINED LIABILITIES"), as a result of the transactions contemplated in this Agreement. Seller shall retain and agrees to satisfy and discharge all of the Retained Liabilities, including the Retained Liabilities set forth on Part II of Schedule 2.4.

        2.5 INDUCEMENT FEE. As an inducement to Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing to satisfy its obligations at the Closing, Seller hereby agrees to pay to Buyer not later than July 15, 1999 the sum of $500,000 (the "INDUCEMENT FEE"). The Inducement Fee will be included in the Liabilities and will become an obligation of Buyer or any other person (including any holder of a right of first refusal, preemptive right or other similar right), with respect to any of the Assets who purchases the Assets, or any portion thereof, as a result of the execution and delivery by Seller of this Agreement. The Inducement Fee will be canceled if this Agreement is terminated for any reason other than the exercise of a right of first refusal, preemptive right or other similar right, by an applicable automobile manufacturer or distributor or any person claiming by, through or under it.


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        2.6 NON-COMPETITION AGREEMENT. At the Closing, Seller and L. S. Riley
shall enter into a non-competition agreement with Buyer in substantially the form of Exhibit B attached hereto (the "NON-COMPETITION AGREEMENT"). $10,000 of the Business and Intangible Assets Purchase Price shall be allocated to the non-compete covenant set forth in the Non-Competition Agreement.

                                          ARTICLE III

                         NEW VEHICLES; DEMONSTRATORS AND USED VEHICLES

        3.1 NEW VEHICLES. At the Closing, Buyer shall purchase all of Seller's untitled new 1999 and 1998 motor vehicles in Seller's stock and unsold by Seller as of the Closing Date and which are listed on Schedule 3.1 hereto, which Seller shall deliver to Buyer not more than three (3) days prior to the Closing (all such vehicles are collectively referred to hereinafter as the "NEW VEHICLES"). The purchase price to be paid by Buyer for each New Vehicle shall be the price at which the New Vehicle was invoiced to Seller by the Manufacturer, as adjusted pursuant to this Article III (the sum of all such amounts to be paid for New Vehicles as determined by this Article III is herein referred to as the "NEW VEHICLE PURCHASE PRICE"). Schedule 3.1 shall set forth the model, invoice cost, and all other information necessary to calculate the New Vehicle Purchase Price with respect to each New Vehicle listed in such Schedule 3.1. At the Closing, Seller shall assign to Buyer, and Buyer shall assume, without any additional consideration therefor, by appropriate documents reasonably satisfactory to Buyer, all unfilled retail orders and deposits made thereon. Any profits or proceeds derived from such unfilled retail orders shall belong to Buyer. In the event any such retail order shall be canceled or terminated, Buyer shall be responsible for refunding any deposit made thereon provided such deposit has been assigned to Buyer.

        3.2 DEMONSTRATORS. At the Closing, Buyer shall purchase all of Seller's untitled 1999 and 1998 motor vehicles in Seller's stock and unsold by Seller as of the Closing Date which are used in the ordinary course of business for the purpose of demonstration and that are listed on Schedule 3.2, which Seller shall deliver to Buyer no more than three (3) days prior to the Closing (all such vehicles are collectively referred to herein as the "DEMONSTRATORS"). For purposes of this Agreement, any motor vehicle with more than 6,000 miles on its odometer shall be deemed to be "used" rather than a "Demonstrator." The purchase price to be paid by Buyer for each Demonstrator shall be the price at which the Demonstrator was invoiced to Seller by the Manufacturer, as adjusted pursuant to this Article III, and as reduced by an amount equal to ten cents ($.10) multiplied by the amount equal to (i) the total mileage on such odometer, less
(ii) 200 miles (the sum of all such amounts to be paid for Demonstrators hereunder is herein referred to as the "DEMONSTRATOR PURCHASE PRICE"). Schedule
3.2 shall set forth each Demonstrator's model, invoice cost, odometer reading and all other information necessary to calculate the Demonstrator Purchase Price with respect to such Demonstrator.

        3.3 ADJUSTMENT OF NEW VEHICLE AND DEMONSTRATOR PURCHASE PRICE. The purchase price paid for each New Vehicle and each Demonstrator purchased under this Article III shall be: (a) increased by the dealer cost (including labor) of any equipment and accessories which have been installed by Seller; and (b) decreased by (i) the dealer cost (including labor) of any equipment and

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accessories which have been removed from such vehicles, (ii) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives with respect to such New Vehicle or Demonstrator (including without limitation rebates applied for and paid but not earned, incentive monies claimed on pre-reported units and carryover allowances on 1997 models), and (iii) all refundable advertising allowances, if any.

        3.4 DAMAGED OR REPAIRED NEW VEHICLES AND DEMONSTRATORS. In the event any New Vehicle or Demonstrator shall have been damaged prior to the Closing Date which is not reflected on Schedule 3.1 or Schedule 3.2, or is otherwise in a condition such that it cannot reasonably be presented as being in a first class saleable condition, Seller and Buyer will attempt to agree on the cost to cover such repairs or some other equitable reduction in value to reflect such condition, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event Buyer and Seller cannot agree on the cost of repairs or the amount of reduction, Buyer shall have no obligation to purchase any such damaged New Vehicle or Demonstrator. With respect to any New Vehicle or Demonstrator which shall have been damaged and repaired prior to the Closing Date, Seller and Buyer will attempt to agree on an adjustment to the price to reflect the decrease, if any, in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event Buyer and Seller cannot agree on such adjustment, Buyer shall have no obligation to purchase such New Vehicle or Demonstrator. Seller shall notify Buyer on or prior to the Closing Date if any New Vehicles or Demonstrators shall have suffered any damage which is not reflected on Schedules
3.1 and 3.2.

        3.5 USED VEHICLES. Buyer shall have no obligation to purchase any vehicle from Seller other than its obligation hereunder to purchase the New Vehicles and the Demonstrators. Seller and Buyer shall perform an inventory of Seller's motor vehicles that are not New Vehicles or Demonstrators as of the Inventory Date (including, without limitation, Seller's "rental fleet"), and, in connection with such inventory, Seller and Buyer shall attempt to assign a mutually agreed price to each such vehicle owned by Seller as of the Closing Date. Any such vehicles as to which Seller or Buyer are unable to agree upon a price shall not be purchased by Buyer in connection herewith. Any such vehicles as to which Seller and Buyer shall agree upon a price are collectively referred to herein as the "USED VEHICLES" and shall be purchased by Buyer at the Closing. The sum of all prices assigned to such Used Vehicles to be purchased by Buyer pursuant to the terms of this Section 3.5 shall be referred to herein as the "USED VEHICLE PURCHASE PRICE."


                                          ARTICLE IV

                                       PARTS/ACCESSORIES

        4.1 THE INVENTORY. Buyer and Seller shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the parts and accessories, as well as the Miscellaneous Inventories, and either used or held for use

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by, Seller in the Business. The Inventory (insofar as it relates to parts and accessories) shall be posted to the Manufacturer's approved system of inventory control. The cost of the Inventory shall be borne by Buyer. The Inventory shall be completed by the Inventory Date. The Inventory shall identify each part and accessory and its purchase price.

        4.2 RETURNABLE AND NON-RETURNABLE PARTS AND ACCESSORIES. The Inventory shall classify parts and accessories as "returnable" or "nonreturnable." For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new parts and new accessories for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the Manufacturer, with supplements or the equivalent in effect as of the Inventory Date (the "MASTER PRICE LIST"), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List. The purchase price for each "returnable part" and "returnable accessory" will be the price listed in the Master Price List. All parts and accessories listed (coded) in the Master Price List as non-returnable to the Manufacturer shall be classified as "nonreturnable." The purchase price for each "nonreturnable" part and accessory, of which type Seller has made no sales during the ninety (90) day period prior to the Inventory Date, shall be sixty percent (60%) of the price listed therefor in the Master Price List. The purchase price for each "nonreturnable" part and accessory, of which type Seller has made retail sales to one or more customers during the ninety (90) day period prior to the Inventory Date, shall be one hundred percent (100%) of the price therefor listed in the Master Price List. The purchase price for all "Jobber" and/or "NPN" parts shall be equal to Seller's original cost of such parts. The purchase price for all nuts, bolts and any other parts not addressed in this Section 4.2 shall equal the fair market value thereof as determined by the Inventory Service.

        4.3 PARTS. At the Closing, Buyer shall purchase all parts and accessories owned by Seller at the Closing Date and listed on the Inventory (the "PARTS") provided, however, that Buyer shall not be obligated to purchase any damaged parts or accessories, parts and accessories with component parts missing, superseded or otherwise obsolete parts or accessories, or used parts or accessories. Seller agrees that if parts and accessories that Buyer is not obligated to purchase hereunder are not removed from the Real Property within sixty (60) days after the Closing Date, they shall become the property of Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. Buyer agrees to provide access to Seller for the purpose of removing such property during such sixty (60) day period.

        4.4 PARTS AND PURCHASE PRICE. The purchase price for the Parts will equal the value of such items shown on the Inventory (the "PARTS PURCHASE PRICE").

        4.5 PARTS RETURN PRIVILEGES. Seller shall assign to Buyer at Closing any net parts return privileges under the Manufacturer's Parts Return Plans that may have accrued to Seller prior to the Closing in respect of the Parts (and any other special parts return authorizations in respect of the Parts which may have been granted to Seller by the Manufacturer).



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                                           ARTICLE V

                     MISCELLANEOUS INVENTORIES; WORK IN PROGRESS; FIXTURES
                                         AND EQUIPMENT

        5.1 MISCELLANEOUS INVENTORIES. At the Closing, Buyer shall purchase all useable gas, oil and grease, all undercoat material and body materials in unopened cans and such other miscellaneous useable and saleable articles in unbroken lots (including office supplies) which (i) are on the dealership premises, (ii) are owned by Seller on the Closing Date, (iii) do not represent more than a sixty (60) day supply of the item(s) in question, and (iv) are identified in the Inventory taken by the Inventory Service on the Inventory Date (collectively referred to herein as the "MISCELLANEOUS INVENTORIES"). The purchase price for the Miscellaneous Inventories shall be equal to the replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory (the sum of all prices of the Miscellaneous Inventories pursuant to the terms of this Section 5.1 shall be referred to herein as the "MISCELLANEOUS INVENTORIES PURCHASE PRICE").

        5.2 MISCELLANEOUS ITEMS NOT INCLUDED IN THE INVENTORY. Buyer shall have no obligation to purchase any such miscellaneous items that are not included in the Miscellaneous Inventories. Seller agrees that any miscellaneous items that are not included in the Miscellaneous Inventories and are not removed from the Real Property within sixty (60) days after the Closing Date shall become the property of Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. Buyer agrees to provide access to Seller for the purpose of removing such property during such sixty (60) day period.

        5.3    WORK IN PROGRESS AND PREPAID EXPENSES.

               (a) At the Closing, Buyer shall buy at Seller's actual cost for parts and labor such shop labor and sublet repairs as Seller shall have caused to be performed on any repair orders which are in process at the close of business on the Closing Date for which there are adequate credit arrangements (the "WORK IN PROGRESS") (the sum of all costs of Seller for the Work in Progress pursuant to the terms of this Section 5.3(a) and the book value of all Prepaid Expenses (as defined in Subsection 5.3(b) below) shall be referred to herein as the "WORK IN PROGRESS AND PREPAID EXPENSES PURCHASE PRICE"). Buyer shall complete such repair work and shall be entitled to the entire proceeds to be collected for such services.

               (b) At the Closing, Buyer shall purchase from Seller, at Seller's book value therefor, all bona fide prepaid expenses of Seller, provided that such expenses are in respect of obligations to non-affiliated parties in the ordinary course of business and will inure to the benefit of Buyer, as set forth in Schedule 5.3(b) hereto to be delivered to Buyer not later than five (5) days prior to the Closing (the "PREPAID EXPENSES").

        5.4 FIXTURES AND EQUIPMENT. At the Closing, Buyer shall purchase all fixtures, machinery, equipment (including special tools and shop equipment), furniture and all signs and

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office equipment owned by Seller and used or held for use in connection with the
Business, including the items listed on Schedule 5.4 hereto (which Seller shall deliver to Buyer not later than five (5) days prior to the Closing) but excluding the items set forth on Schedule 5.4(a) (collectively referred to herein as the "FIXTURES AND EQUIPMENT"). The purchase price for the Fixtures and Equipment shall be Seller's depreciated book value thereof, as reflected in said
Schedule 5.4 attached hereto (the "FIXTURES AND EQUIPMENT PURCHASE PRICE").

        5.5 MISCELLANEOUS ASSETS. At the Closing, and without payment of any additional consideration, Buyer shall purchase all of Seller's (i) unused shop repair orders, parts sales tickets, accounting forms, binders, office and shop supplies and such shop reference manuals, parts reference catalogs, non-accounting file copies for all sales of Seller for the three (3) years preceding the Closing Date, (ii) copies of new and used car sales records and specifically wholesale parts sales records, new and used parts sales records, and service sales records for the three (3) years preceding the Closing Date,
(iii) product sales training material and reference books on hand as of the Closing Date, (iv) customer and registration lists pertaining to the sale of motor vehicles, service files, repair orders, owner follow-up lists and similar records relating to the operation of the Business, (v) telephone numbers and listings used by Seller in connection with the Business, (vi) names and addresses of Seller's service customers and prospective purchasers, (vii) all lawfully transferrable licenses and permits of the Business, (viii) Seller's rights to the tradename[s] listed in Schedule 5.5 hereto and any similar variations thereof, and (ix) all rights and claims of Seller under or arising out of the contracts and leases included in the Liabilities (all of the foregoing items collectively referred to herein as the "MISCELLANEOUS ASSETS").

        5.6 CERTAIN RECORDS OF SELLER; ACCESS BY SELLER. Seller may retain all corporate records, financial records and correspondence which are not necessary for the continued operation of the Business by Buyer. For a period of three (3) years following the Closing Date, Buyer will allow Seller, their authorized agents and representatives access, upon reasonable notice during business hours, to the books and records regarding post Closing adjustments arising during the three day period prior to Closing.

        5.7 WARRANTY OBLIGATIONS OF SELLER. To the extent that Seller may have issued warranties on the vehicles sold by Seller on or prior to the Closing Date and to the extent such warranties are not included in the Work in Progress, Buyer shall have no responsibility to perform any services required under such warranties, unless authorized in writing by Seller accompanied by arrangements in writing satisfactory to Buyer to assure Buyer of payment for all work performed by Buyer, and, if such warranty services are so authorized by Seller, Seller shall reimburse Buyer for all of Buyer's costs for parts and labor in connection therewith at Buyer's actual cost for parts and labor. At the Closing Date, Seller shall supply Buyer with a list to which such warranties and guaranties, if any, are applicable, which list shall include the names of the purchasers, the make and year model of the vehicles purchased and the date of purchase. Seller shall also supply to Buyer at or prior to the Closing Date an address for and a designation of the person who will be responsible for authorizing Buyer to perform any services under such warranties, if any, issued by Seller on vehicles sold by it on or prior to the Closing Date. Seller shall reimburse Buyer promptly upon

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demand for all sums due or payable by Seller to Buyer hereunder and submission of adequate supporting documentation.

        5.8 ACCOUNTS RECEIVABLE. Seller shall retain all accounts receivable arising out of the operation of the Business by Seller prior to the Closing Date and Buyer shall retain all accounts receivable arising out of sales and/or services of the Business after the Closing Date. After the Closing Date, Buyer shall cooperate with Seller and shall use reasonable efforts to assist Seller in Seller's efforts to collect Seller's accounts receivable for a period of six (6) months after the Closing. Buyer shall accept payment of Seller's accounts receivable, at no charge to Seller for a period of six (6) months after the Closing, and shall forward to Seller, promptly upon receipt, all the money so received on said accounts. Notwithstanding anything to the contrary, Buyer shall have no responsibility to actually collect any of Seller's accounts receivable.


                                          ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller and the Stockholder as follows:

        6.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has full corporate power and authority to own or use the properties it purports to own and use and to carry on its business as now being conducted. The Board of Directors of Buyer has duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, and the transactions contemplated hereby and thereby. Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by Buyer in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms.

        6.2 NO VIOLATION. Except as set forth on Schedule 6.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of Buyer's restated certificate of incorporation or by-laws, each as amended, or any resolution of the Board of Directors or the stockholders of Buyer, (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to Buyer, (c) violate or conflict with or result in a breach of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which Buyer is a party or by which

Buyer is bound or affected, or (d) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.

        6.3 LITIGATION. There are no actions, suits or proceedings pending, or, to the knowledge of Buyer, threatened against or affecting Buyer which might adversely affect the power or authority of Buyer to carry out the transactions to be performed by it hereunder.

        6.4 NO MISSTATEMENTS OF OMISSIONS. To the knowledge of Buyer, no representation or warranty made by Buyer in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

        6.5 BROKER'S AND FINDER'S FEES. Buyer has not incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, other than as set forth in Schedule 6.5.

        6.6 CAPITALIZATION. The authorized capital stock of the Buyer, as of February 1, 1999, consists of:

               (a) 3,000,000 shares of Preferred Stock, par value $0.10 per share, of which 300,000 shares are designated Class A Convertible Preferred Stock and are, in turn, divided into 100,000 shares of Series I, 100,000 shares of Series II and 100,000 shares of Series III; of which approximately 19,500 shares of Series I Preferred Stock were issued and outstanding and /or were committed to be issued by the Buyer, approximately 20,238 shares of Series II Preferred Stock were issued and outstanding and/or are committed to be issued by the Buyer, and approximately 31,922 shares of Series III Preferred Stock were issued and outstanding and/or committed to be issued by the Buyer.

               (b) 50,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 11,461,118 shares are issued and outstanding; and

               (c) 15,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 12,400,000 shares are issued and outstanding.

All outstanding capital stock of the Buyer is duly authorized, validly issued, fully paid and non-assessable.

        6.7 DISCLOSURE MATERIALS. The Buyer has delivered to Seller copies of
(a) the Prospectus dated November 10, 1997 (the "PROSPECTUS"), (b) Buyer's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, (c) Buyer's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, June 30, 1998 and September 30, 1998 and (d) any Current Reports on Form 8-K, filed in 1998, each in the form (excluding exhibits) filed with the SEC (collectively, such Forms 10-K, 10-Q and 8-K being hereinafter referred to as its "REPORTS").

Neither the Prospectus nor any of the Reports contained, at the time of filing thereof with the SEC, any untrue statement of any material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        6.8 AUTHORIZATION OF SHARES. The issuance of the Shares has been or prior to Closing shall have been, duly authorized by all necessary corporate action of the Buyer. Upon the issuance of Shares pursuant to this Agreement, such Shares shall be validly issued, fully paid and non-assessable.

                                         ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

        Seller and the Stockholder, jointly and severally, represent and warrant to Buyer, as follows:

        7.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has full corporate power and authority to own or use the properties it purports to own and use and to carry on its business as now being conducted. Except for the Stockholder, no person or entity has a beneficial or legal ownership interest in Seller. Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Stockholder has full capacity, power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by the Stockholder in connection herewith, to consummate the transactions contemplated hereby and hereby and to perform his obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by Seller in connection herewith, have been duly authorized by all necessary corporate action and constitute or, when executed and delivered, will constitute legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms. This Agreement, and all other agreements, certificates and documents executed or to be executed by the Stockholder in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of the Stockholder enforceable against the Stockholder in accordance with their respective terms. Seller has never operated the Business under any tradenames other than the tradenames listed in Section 5.5.

        7.2 NO VIOLATION; CONSENTS. Except as set forth in Schedule 7.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of Seller's articles of incorporation and bylaws, each as amended, or any resolution of the Directors of Seller, (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to any of Seller, the Assets, the Business or the Liabilities, (c) violate or conflict with or result in a breach of, or constitute a default under, or an event giving rise to a right of termination of, any Contract (as defined in Section 7.10), any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which Seller or the Stockholder is a party or by which any of Seller, the Stockholder or any of the Assets are bound or affected, (d) result in the creation or imposition of any Encumbrance upon any of the Assets, or (e) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.

        7.3 LIABILITIES. There are no actions, suits or proceedings pending or, to the knowledge of Seller and the Stockholder, threatened against Seller or the Stockholder which might adversely affect the power or authority of either of them to carry out the transactions to be performed by such party hereunder. There are no actions, suits or proceedings pending, or, to the knowledge of Seller and the Stockholder, threatened against or affecting Seller, other than those adequately covered by insurance, and those disclosed on Schedule 7.3 attached hereto, and none of the actions, suits or proceedings described on
Schedule 7.3, if determined adversely to Seller, will have, or could reasonably be expected to have, a material adverse effect upon the Assets or the Liabilities or the business, prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business.

        7.4 TITLE TO ASSETS; ENCUMBRANCES. Except as disclosed on Schedule 7.4 attached hereto, Seller has good title to the Assets, free and clear of all liens (including tax liens), security interests, encumbrances, actions, claims, payments or demands of any kind and character (collectively, "ENCUMBRANCES"), except Encumbrances disclosed on Schedule 7.4 hereto and Encumbrances for ad valorem personal property taxes not yet due and payable. All of the Assets to be transferred hereunder conform, as to condition and character, to the descriptions of such Assets contained herein and will be transferred at the Closing free and clear of all Encumbrances, except Encumbrances for ad valorem personal property taxes not yet due and payable and Encumbrances to be satisfied and released at the Closing. To the knowledge of Seller and the Stockholder, the ownership and use of the Assets, and the operation of the Business, do not infringe upon the intellectual property rights of any other person or entity.

        7.5 PERMITS AND APPROVALS. Except as disclosed on Schedule 7.5 attached hereto, there are no permits or approvals used or obtained for use by Seller which are required under applicable law in connection with the ownership or operation of the Business.

        7.6    FINANCIAL STATEMENTS.

               (a) Seller has delivered to Buyer the financial statements of Seller described in Schedule 7.6 attached hereto (the "FINANCIAL STATEMENTS"). Except as set forth on Schedule 7.6(a), the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. Each balance sheet included in the Financial Statements fairly presents the financial condition of Seller as of the date thereof and all debts and liabilities of Seller, fixed or contingent, as of the date thereof, and each related statement of income included in the Financial Statements fairly presents the results of the operations of Seller and the changes in its financial position for the period indicated, all in accordance with generally accepted accounting principles consistently applied. To the knowledge of Seller and the Stockholder, the Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which Seller is self-insured. The Financial Statements fairly present the financial condition of Seller for the dates and periods indicated and are in accordance with the books and records of Seller, which books and records are true, correct and complete.

               (b) Seller has no outstanding material claims, liabilities, obligations or indebtedness of any nature, fixed or contingent, except as set forth in the Financial Statements, or in the Schedules to this Agreement, and except for liabilities incurred in the ordinary course of business and of the kind and type reflected in the Financial Statements.

        7.7 BROKERS AND FINDER. Except as set forth on Schedule 6.5, neither Seller nor the Stockholder has engaged any broker or any other person or entity who would be entitled to any brokerage commission or finder's fee in respect of the execution of this Agreement and/or the consummation of the transactions contemplated hereby, other than such fee or commission the entire cost of which will be borne by Seller.

        7.8    COMPLIANCE WITH LAWS.

               (a) Except as set forth on Schedule 7.8 (a) attached hereto, the Assets and the Real Property comply in all material respects with, and the Business has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes, and neither Seller nor the Stockholder has received any notice of any violation thereof which has not been remedied.

               (b) Except as set forth on Schedule 7.8(b) attached hereto, (i) Seller has not at any time generated, used, treated or stored Hazardous Materials (as hereinafter defined) on, or transported Hazardous Materials to or from, the Real Property or any property adjoining or adjacent to the Real Property and, to the knowledge of Seller and the Stockholder, no party other than Seller has taken such actions on or with respect to the Real Property, provided, however, certain petroleum products are stored and handled by Seller in the ordinary course of business in compliance in all material respects with all Environmental Laws, (ii) Seller has not at any time released or disposed of Hazardous Materials on the Real Property or any property adjoining or adjacent to the Real Property, and, to the knowledge of Seller and the Stockholder, no party other than Seller has taken any such actions on the Real Property, (iii) Seller has at all times been in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the Real Property, the Assets and the operation of the Business, except where failure to comply has not had and will not have, and could not reasonably be expected to have, a material adverse effect on the Assets or the Liabilities or the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business,
(iv) there are
no past, pending or, to the knowledge of Seller and the Stockholder, threatened environmental claims against Seller, the Real Property, the Assets or the Business, (v) to the knowledge of Seller and the Stockholder, there are no facts or circumstances, conditions or occurrences regarding Seller, the Real Property, the Assets or the Business that could reasonably be anticipated to form the basis of an environmental claim against Seller, the Real Property, the Assets or the Business or to cause the Real Property, the Assets or the Business to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, (vi) there are not now and, to the knowledge of Seller and the Stockholder, never have been, any underground storage tanks located on the Real Property, (vii) Seller has not transported or arranged for the transportation of any Hazardous Materials to any site other than the Real Property, and (viii) except as set forth on Schedule 7.8(b), neither Seller nor the Stockholder has operated the Business at any location other than the Real Property. As used herein, the term "ENVIRONMENTAL LAWS" means all present federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements or permits, issued, promulgated, approved or entered thereunder by any governmental authority relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended. As used herein, the term "HAZARDOUS MATERIALS" means any waste, pollutant, chemical, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, petroleum or petroleum-derived substance or waste, or any constituent or decomposition product of any such pollutant, material, substance or waste, regulated under or as defined by any presently existing environmental law.

               (c) Neither Seller nor the Stockholder or any director, officer, agent or employee of Seller or, to the knowledge of Seller and the Stockholder, any other person or entity associated with or acting for or on behalf of Seller, has, directly or indirectly: made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller.

        7.9 FIXTURES AND EQUIPMENT; REAL PROPERTY. The Fixtures and Equipment constitute in the aggregate all of the fixtures, machinery, equipment, furniture, signs and office equipment used or intended for use by Seller in the Business and are in good operating condition, normal wear and tear excepted. All Demonstrators have been operated in the ordinary course of business, are operated with dealer tags and have not had certificates of title issued with respect to them. The structures and building systems included in the Real Property are in good condition, maintenance and repair, normal wear and tear excepted.

        7.10 CONTRACTS. Except as disclosed on Schedule 7.10, Seller has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any of the contracts and leases set forth on or referred to in Part I of Schedule 2.4 (collectively, the "Contracts"), including without limitation any contract or lease to be assumed by Buyer hereunder, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of Seller and the Stockholder, no other party to any Contract is in default in any respect of any of its obligations thereunder. Each of the Contracts is valid and in full force and effect and enforceable against Seller in accordance with their respective terms, and, to the knowledge of Seller and the Stockholder, enforceable against the other parties thereto in accordance with their respective terms.

        7.11 ADEQUACY OF ASSETS. Except for Seller's cash and accounts receivable, and except for any of Seller's used vehicles, miscellaneous inventories or parts which Buyer elects not to purchase hereunder, and Seller's rights under its dealership agreements with the Manufacturer, the Assets, together with the Real Property and the Contracts (including all equipment leased pursuant to the equipment leases included in the Contracts), comprise all of the assets, properties, contracts, leases and rights necessary for Buyer to operate the Business substantially in the manner operated by Seller prior to the Closing. The failure by Seller to satisfy and discharge in full any of the Retained Liabilities will not have, and could not reasonably be expected to have, a material adverse effect upon the Assets or the Liabilities or the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business.

        7.12 TAXES. Seller has filed all federal, state and local governmental tax returns required to be filed by it in accordance with the provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property and import taxes, duties or charges and all penalties and interest in respect thereof) required by such tax returns or otherwise to have been paid to date.

        7.13 EMPLOYEES. Schedule 7.13 attached hereto discloses, as of the date hereof, all of Seller's employees, as well as each employee's compensation (including, separately, base pay and any incentive or commission pay), title, length of employment, employment contract, if any, and accrued vacation time. Except as disclosed on Schedule 7.13, Seller has no "employee benefit plan" ("EMPLOYEE BENEFIT PLAN") (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation, any bonus, deferred compensation, pension, profit-sharing, stock option, employee stock purchase, secrecy agreement or covenant not to compete with any employee. Seller is neither currently nor has ever been a party to any collective bargaining agreement or other labor contract, and there has not been nor is there pending or, to the knowledge of Seller and the Stockholder, threatened any union organizational drive or application for certification of a collective bargaining agent. Seller has been and is now in material compliance with the "COBRA" health care continuation coverage requirements of Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements. Seller has neither made any promises nor incurred any liability, pursuant to an Employee Benefit Plan or otherwise, to provide medical or other welfare benefits to retired or former employees of the Seller (other than COBRA or state mandated continuation coverage, where applicable). Except as disclosed on Schedule 7.13, none of Seller's employees or former employees has elected COBRA continuation coverage or has incurred a COBRA qualifying event since June 1, 1996.

        7.14 YEAR 2000. To the knowledge of Seller and Stockholder, without any independent investigation, no area within its business and operations (including those affected by the Manufacturer, suppliers, vendors and customers) will be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Seller may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999).

        7.15 NO MISSTATEMENTS OR OMISSIONS. No representation or warranty made by Seller or the Stockholder in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by Seller or the Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.


                                         ARTICLE VIII

                          CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        The obligations of Buyer to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Buyer.

        8.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Seller and the Stockholder herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall have received a certificate from the Stockholder and a duly authorized officer of Seller, dated the Closing Date, to such effect.

        8.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by Seller or the Stockholder at or before the Closing shall have been duly performed or complied with in all material respects, and Buyer shall have received a certificate from the Stockholder and a duly authorized officer of Seller, dated the Closing Date, to such effect.

        8.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any other third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

        8.4 INVENTORY. The Inventory shall have been completed.

        8.5 CORPORATE ORGANIZATION; ENCUMBRANCES. Seller shall have furnished to
Buyer: (a) a certificate of good standing of Seller issued by the Comptroller of Public Accounts of the State of Texas dated no earlier than fifteen (15) business days prior to the Closing Date; (b) a copy of the Articles of Incorporation of Seller certified by the Secretary of State of the State of Texas dated no earlier than fifteen (15) business days prior to the Closing Date; (c) a certificate of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the respective Articles of Incorporation of Seller since the date of the certificate delivered in accordance with Section 8.5(b); (ii) the respective Bylaws of Seller; and (iii) the incumbency and signatures of the officers of Seller executing this Agreement and any other agreements, instruments or documents to be executed by Seller in connection herewith; (d) UCC-11 search reports or other evidence reasonably satisfactory to Buyer and its counsel that the Assets are free and clear of all Encumbrances; and (e) such other documentation as Buyer shall reasonably request.

        8.6 BOARD RESOLUTIONS. Seller shall have furnished to Buyer a copy of the resolutions duly adopted by the Board of Directors and the Stockholder of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of Seller as of the Closing Date.

        8.7 NO DAMAGE. There shall have been no material adverse change or development in the Assets, the Liabilities or in the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business, and no event shall have occurred or circumstance shall exist that will, or could reasonably be expected to, result in such a material adverse change.

        8.8 MOTOR VEHICLE LICENSES. Buyer shall have been licensed as a Motor Vehicle Dealer under applicable Texas motor vehicle dealer registration laws and shall have obtained all other authorizations, consents, licenses and permits from applicable governmental agencies having or asserting jurisdiction, which Buyer deems necessary or appropriate to conduct business as an automobile dealer at each dealership location included in the Real Property.

        8.9 CONSENTS AND APPROVALS. Seller shall have obtained all other authorizations, consents and approvals from third persons and entities as are
(a) required to assign those material contracts and leases that Buyer is to assume at Closing or (b) otherwise required of Seller to consummate the transactions contemplated hereby.

        8.10 CERTIFICATES OF ORIGIN; ETC. Seller shall have transferred to Buyer certificates of title or origin for all New Vehicles, Demonstrators and, if applicable, Used Vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing Date with respect to the Business.

        8.11 TERMINATION OF SELLER'S AGREEMENTS WITH MANUFACTURER. Seller shall have terminated in writing Seller's dealer agreement and any other applicable sales and service agreements with the Manufacturer.

        8.12 BILL OF SALE; ETC. Seller shall have executed, as appropriate, and delivered to Buyer the Bill of Sale, other documents of transfer of title contemplated hereby and any and all other documents necessary or desirable in connection with the transfer of the Assets, which documents shall warrant title to Buyer consistent with this Agreement and shall in all respects be in such form as may be reasonably required by Buyer and its counsel.

        8.13 MANUFACTURER APPROVAL. The Manufacturer shall have approved Buyer or Buyer's affiliate as an authorized dealer and O. Bruton Smith or O. Bruton Smith's designee, as the authorized Dealer Operator, and the Manufacturer shall have executed a dealer agreement, and any other applicable sales and service agreements, on terms reasonably satisfactory to Buyer.

        8.14 OTHER BASIC AGREEMENTS. All conditions to Buyer's obligations under the Real Property Purchase Agreement shall have been satisfied or fulfilled unless waived in writing by Buyer.

        8.15 CHANGE OF NAME. Seller shall have delivered to Buyer all documents, including, without limitation, resolutions of the Board of Directors and the Stockholder of Seller, necessary to effect a change of name of Seller after the Closing to names other than the corporate name and trade names referred to in
Section 5.5 hereof or any variation thereof.

        8.16 HSR. All applicable waiting periods, if any, under the HSR Act (as defined in Section 10.16 below) shall have expired without any indication by the Antitrust Division (as defined in Section 10.16 below) or the FTC (as defined in Section 10.16 below) that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, there shall have occurred the conclusion of such challenge or investigation which permits the transactions contemplated hereby in all material respects.

        8.17 NON-COMPETITION AGREEMENT. Seller and L. S. Riley shall have executed and delivered the Non-Competition Agreement to Buyer.

        8.18 AUDITED FINANCIAL STATEMENTS OF BUYER. Buyer shall have completed preparation of such audited financial statements of Seller as may be required by applicable regulations of the Securities and Exchange Commission or by Buyer's lenders.

        8.19 OPINION OF COUNSEL. Buyer shall have received an opinion of Robert
D. Remy, Esq., counsel to Seller and the Stockholder, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

        8.20 EMPLOYMENT AGREEMENT. Rene Isip shall have executed and delivered to Buyer an Employment Agreement upon terms satisfactory to Buyer and Rene Isip.

                                          ARTICLE IX

               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE STOCKHOLDER

        The obligations of Seller and the Stockholder to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by Seller:

        9.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Seller shall have received a certificate from a duly authorized officer of Buyer, dated the Closing Date, to such effect.

        9.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by Buyer at or before the Closing shall have been duly performed or complied with in all material respects, and Seller shall have received a certificate from a duly authorized officer of Buyer, dated the Closing Date, to such effect.

        9.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

        9.4 INVENTORY. The Inventory shall have been completed.

        9.5 CORPORATE ORGANIZATION; BOARD RESOLUTIONS. Buyer shall have furnished to Seller and the Stockholder: (a) a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware dated no earlier than fifteen (15) business days prior to the Closing Date; and (b) a certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying as to (i) the Certificate of Incorporation of Buyer; (ii) the By-laws of Buyer; (iii) the incumbency and signatures of the officers of Buyer executing this Agreement and any other agreements, instruments or documents to be executed by Buyer in connection herewith; (iv) the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(v) Certificate of Designation for Class A Preferred Stock Series III.

        9.6 PAYMENT OF PURCHASE PRICE; ASSUMPTION AGREEMENTS. Buyer shall have tendered to Seller the Purchase Price in accordance with Section 2.3 and shall have executed and delivered the Assumption Agreement to Seller.

        9.7 OTHER BASIC AGREEMENTS. All conditions to the obligations of the Owner under the Real Property Purchase Agreement shall have been satisfied or fulfilled, unless waived in writing by the Owner.

        9.8 HSR. All applicable waiting periods, if any, under the HSR Act shall have expired without any indication of the Antitrust Division or the FTC that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, there shall have occurred the conclusion of such challenge or investigation which permits the transactions contemplated hereby in all material respects.

        9.9 OPINION OF COUNSEL. Seller shall have received an opinion of Parker, Poe, Adams & Bernstein, L.L.P., counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel.


                                          ARTICLE X

                                   COVENANTS AND AGREEMENTS

        10.1   [INTENTIONALLY LEFT BLANK]

        10.2 FURTHER ASSURANCES. Seller and the Stockholder agree that they will, at any time and from time to time, after the Closing, upon request of Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances, in a form reasonably satisfactory to Buyer's counsel, as may be reasonably required to convey and transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Assets.

        10.3 SATISFACTION OF CLOSING CONDITIONS. The parties hereto shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, approvals, licenses, permits and other consents contemplated by Articles VIII and IX.

        10.4 NO MATERIAL ADVERSE CHANGES. During the period from the date of this Agreement through the Closing Date, Seller will operate the Business only in the ordinary course of business and in accordance with past practices. Seller shall promptly notify Buyer of any material adverse change or development in the Assets, the Liabilities or in the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Business, and of the occurrence of any event or circumstance that will, or could reasonably be expected to, result in such a material adverse change.

        10.5 ACCESS; ENVIRONMENTAL AUDIT. Until the Closing Seller shall afford to Buyer, its attorneys, accountants and such other representatives of Buyer as Buyer shall designate to Seller, free and full access at all reasonable times, and upon reasonable prior notice, to the Assets and the properties, books and records of Seller, and to interview personnel, suppliers and customers of Seller, in order that Buyer may have full opportunity to make such due diligence investigation as it shall reasonably desire of the Assets, the Liabilities and the Business. Seller and the Stockholder shall, promptly after the date hereof, furnish to Buyer the due diligence materials set forth in Schedule 10.5 hereto. Seller shall allow an environmental consulting firm selected by Buyer (the

"ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation satisfactory to Buyer in scope and reasonably acceptable to Seller (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by Buyer) of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). Seller shall provide to the Environmental Auditor:
(a) reasonable access to all of its existing records concerning the matters which are the subject of the Environmental Audit; and (b) reasonable access to the employees of Seller and the last known addresses of former employees of Seller who are most familiar with the matters which are the subject of the Environmental Audit (Seller agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Environmental Auditor shall coordinate all visits to the Real Property and conversations with employees of Seller with the Stockholder or their designee and shall use reasonable efforts to minimize any disruption of Seller's business in performing such investigations. Seller shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit. Buyer shall bear the costs, fees and expenses in connection with the Environmental Audit. Buyer shall bear the costs, fees and expenses in connection with any financial audit.

        10.6   INDEMNIFICATION BY SELLERS AND THE STOCKHOLDER.

               (a) All representations and warranties of Seller and the Stockholder contained herein, or in any agreement, certificate or document executed by Seller or the Stockholder in connection herewith, shall survive the Closing for a period of two (2) years, with the exception of the representations and warranties contained in Section 7.12, which shall survive the Closing for the applicable tax statutes of limitation plus 60 days and the representations and warranties contained in Sections 7.4 and 7.8 which shall survive the Closing indefinitely. The foregoing limitations of survival shall not in any way reduce Seller's obligations with respect to the Retained Liabilities. All information contained in any Schedule furnished hereunder by Seller shall be deemed a representation and warranty by Seller and the Stockholder made in this Agreement as to the accuracy of such information in all material respects.

               (b) Seller and the Stockholder, jointly and severally, agree to indemnify and hold harmless Buyer and its stockholders, officers, directors, employees and agents, and their respective successors and assignees, from and against any and all out-of-pocket (net of insurance proceeds) losses, damages, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) (collectively, the "LOSSES") incurred in connection therewith, suffered by any of them or asserted against any of them or the Assets, arising out of or based upon (i) the breach or failure of any representation or warranty of Seller or the Stockholder contained herein, or in any agreement, certificate or document executed by Seller or the Stockholder in connection herewith, to be true and correct, (ii) the breach of any covenant or agreement of Seller or the Stockholder contained in this Agreement, (iii) the Retained Liabilities or any liability or obligation of the Stockholder, or (iv) any arrangements or agreements made or alleged to have been made by Seller or the Stockholder with any broker, finder or other agent in connection with the transactions contemplated hereby (other than as described in Schedule 6.5). Neither Seller nor the Stockholder shall be required to indemnify under clause (i) of this Section 10.6(b) unless the amount of all indemnified liabilities (including claims for indemnified liabilities) under said clause (i) exceeds a cumulative aggregate total of $100,000, at which time rights to indemnification for indemnified liabilities may be asserted for any amounts in excess of such cumulative aggregate total of $100,000. The aggregate amount of indemnification obligations of Seller and the Stockholder under clauses (i) or
(ii) of this Section 10.6(b) shall not exceed the Purchase Price.

        10.7   INDEMNIFICATION BY BUYER.

               (a) All representations and warranties of Buyer contained herein, or in any agreement, certificate or document executed by Buyer in connection herewith, shall survive the Closing for a period of two (2) years. The foregoing limitation of survival shall not in any way reduce Buyer's obligations with respect to the Liabilities. All information contained in any Schedule furnished hereunder by Buyer shall be deemed a representation and warranty by Buyer made in this Agreement as to the accuracy of such information in all material respects.

               (b) Buyer agrees to indemnify and hold harmless Seller and its Stockholder, officers, managers, employees, agents, successors and assigns, from and against any and all out-of-pocket (net of insurance proceeds) Losses incurred in connection with, suffered by any of them, or asserted against any of them, arising out of or based upon (i) the breach or failure of any representation or warranty of Buyer contained herein, or in any agreement, certificate or document executed by Buyer in connection herewith, to be true and correct, (ii) the breach of any covenant or agreement of Buyer contained in this Agreement, (iii) Buyer's failure to discharge the Liabilities, or (iv) any arrangements or agreements made or alleged to have been made by Buyer with any broker, finder or other agent in connection with the transactions contemplated hereby. The aggregate amount of indemnification obligations under clauses (i) or
(ii) of this Section 10.7(b) shall not exceed the Purchase Price.

        10.8 INDEMNIFICATION PROCEDURES. The indemnification provisions of Sections 10.6 and 10.7 shall be subject to the following additional rules:

               (a) Provided that the Closing shall have been completed, the provisions of Sections 10.6 and 10.7 shall be the exclusive remedy of the parties hereto with respect to the performance or breach of any covenant, representation, or warranty under this Agreement or any of the documents herein contemplated, whether based in contract, tort or otherwise. In no event shall any party hereto be liable for punitive or exemplary damages as the result of any matter or occurrence in connection herewith or the transactions contemplated or permitted hereby or therein. Notwithstanding the foregoing, nothing contained herein is intended to or shall be construed to impair or restrict each party's right to sue the other party for fraud or to seek equitable relief in any court of competent jurisdiction.

               (b) Each party agrees that, promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 10.6 or Section 10.7, as the case may be, such party will provide notice (a "CLAIM NOTICE") thereof in writing to the each indemnifying party, specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). An indemnified party's failure to send or delay in sending a Claim Notice shall not relieve an indemnifying party from liability hereunder with respect to such claim except to the extent and only to the extent the indemnifying party is prejudiced by such failure or delay.

               (c) Any indemnifying party or parties may elect to compromise or contest, at its own expense and by its own counsel, any liability asserted by a third party so long as (i) the matter involves solely a claim for money, (ii) the indemnifying party shall first acknowledge and agree in writing that the indemnifying party is obligated to indemnify the indemnified party for such matter hereunder, and (iii) counsel to the indemnifying party shall be reasonably acceptable to the indemnified party. If the indemnifying party or parties elect to compromise or contest such asserted liability, they shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the indemnified party or parties of its intent to do so by sending a notice to the indemnified party or parties, and each indemnified party shall cooperate in the compromise or contest of such asserted liability. If the indemnifying party or parties elect not to compromise or contest the asserted liability, fails to notify the indemnified party or parties of its election as herein provided or contests its obligation to indemnify under this Agreement, any indemnified party (upon further notice to the indemnifying party or parties and any other indemnified party) shall have the right to pay, compromise or contest such asserted liability on behalf of and for the account and risk of the indemnifying party or parties. Anything in this Section 10.8 to the contrary, notwithstanding items (i) through (iii) above in this paragraph (c), no indemnifying party shall, without each indemnified party's written consent, which shall not be unreasonably withheld or delayed, settle or compromise any asserted liability or consent to entry of any judgment which does not include an unconditional term releasing the indemnified parties from all liability in respect of such asserted liability. In any event, each indemnified party and indemnifying party may participate, at their own expense, in the contest of any asserted liability. If an indemnifying party chooses in accordance with the provisions of this Section 10.8(c) to contest any asserted liability, the indemnified parties shall make available to such indemnifying party any books, records or other documents within its control that are necessary or appropriate for, shall make its officers and employees available, on a basis reasonably consistent with their other duties, in connection with, and shall otherwise cooperate with, such defense.

        (d) In the event that an indemnifying party shall be obligated to indemnify an indemnified party pursuant to Sections 10.6 or 10.7, the indemnifying party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the loss to which such indemnification relates.

        10.9 CERTAIN TAXES. Personal property, use and intangible taxes and assessments and utility charges with respect to the Assets shall be prorated on a per diem basis and apportioned between Seller and Buyer as of the date of the Closing. Seller shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, any period after the Closing Date. Any taxes attributable to the sale or transfer of the Assets to Buyer hereunder shall be paid by Seller.

        10.10 PRESS RELEASES. Except as may be required by law or the rules of the New York Stock Exchange or as necessary in connection with the transactions contemplated hereby, no party hereto shall (a) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior approval of the other parties hereto or (b) otherwise disclose the existence and nature of the transactions contemplated hereby to any person or entity other than such party's accountants, attorneys, agents and representatives, all of whom shall be subject to this nondisclosure obligation as agents of such party. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

        10.11 NO NEGOTIATION OR DISCUSSIONS. Neither Seller nor the Stockholder shall, directly or indirectly, at any time on or prior to the Closing Date or the earlier termination of this Agreement, pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of any of the Assets or capital stock of Seller or any merger or consolidation or similar transaction involving Seller.

        10.12 REGARDING THE MANUFACTURER. Seller shall promptly notify the Manufacturer regarding the transactions contemplated by this Agreement. Buyer shall promptly apply to the Manufacturer for, or cause an affiliate of Buyer to apply to the Manufacturer for, the issuance of franchises to operate automobile dealerships upon the Real Property. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer. Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer's efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. The parties acknowledge that Buyer's Dealer Agreements are subject to the approval of the Manufacturer and that Buyer would be unable to obtain its own, similar Dealer Sales and Service Agreements absent Seller's termination of its agreements.

        10.13 SELLER'S EMPLOYEES. Buyer shall have the right, but not the obligation, to employ any or all of Seller's employees. If permitted by law and applicable regulations, Seller shall, in consideration for the sale of substantially all of such Seller's assets in bulk, assign and transfer to Buyer, without additional charge therefor, the amount of reserve in such Seller's State Unemployment Compensation Fund with respect to the Business and the corresponding experience rate.

        10.14  TERMINATION.

               (a) Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing:

                      (i) by the written mutual consent of the parties hereto prior to the Closing Date Deadline;

                      (ii) by Buyer prior to the Closing Date Deadline in the event of any material breach by Seller or the Stockholder of any of their respective representations, warranties, covenants or agreements contained herein;

                      (iii) by Seller prior to the Closing Date Deadline in the event of any material breach by Buyer of any of Buyer's representations, warranties, covenants or agreements contained herein;

                      (iv) at any time after the Closing Date Deadline, by written notice by Buyer or Seller (subject to Buyer's option to elect to extend the Closing Date Deadline in accordance with Section 1.3) to the other parties hereto if the Closing shall not have occurred on or before the Closing Date Deadline (as the same may have been extended in accordance with Section 1.3);

                      (v) by Buyer (no later than the thirtieth (30th) day after the later of (1) the date the parties have reached agreement with respect to
Schedule 2.4, Part I - Annex A, Schedule 5.4(a), Schedule 5.5 and all Schedules to be delivered by Seller to Buyer pursuant to Article VII hereof, and (2) all due diligence materials described on Schedule 10.5 have been furnished to Buyer) if Buyer is not satisfied, in its sole discretion, with the results of its due diligence investigation;

                      (vi) by Buyer, by written notice to Seller, in the event that the Manufacturer, or any other person claiming by, through or under the Manufacturer, shall exercise any right of first refusal, preemptive right or other similar right, with respect to any of the Assets; or

                      (vii) by Buyer, by written notice to Seller if, after any initial HSR Act filing, the FTC makes a "second request" for information, or if the FTC or the Antitrust Division challenges the transactions contemplated hereby;

provided, however, no party may terminate this Agreement pursuant to clauses
(ii), (iii), or (iv) above if such party is in material breach of any of its representations, warranties, covenants or agreements contained herein.

               (b) In the event of termination of this Agreement pursuant to
Section 10.14(a), this Agreement shall be of no further force or effect; provided, however, that any termination pursuant to Section 10.14(a) (other than 10.14(a)(vi)) shall not relieve: (i) Buyer of any liability under Section 10.14(c) below; (ii) Seller and the Stockholder of any liability under Section 10.14(d) below; (iii) subject to Section 10.14(e) below, any party hereto of any liability for breach of any representation, warranty, covenant or agreement hereunder occurring prior to such termination; or (iv) any party hereto of its or his obligations hereunder to pay the fees and expenses of third parties; provided, further, that any termination pursuant to Section 10.14(a)(vi) shall not relieve Seller and the Stockholder of any liability under Section 2.5 above or any party hereto of its or his obligations hereunder to pay the fees and expenses of third parties.

               (c) If this Agreement is terminated by Seller pursuant to Section 10.14(a)(iv) hereof and the failure to complete the Closing on or before the Closing Date Deadline (as the same may have been extended pursuant to Section 1.3) shall have been due to the Buyer's material breach of its representations, warranties, covenants or agreements under this Agreement, then Buyer shall, upon demand of Seller, promptly pay to Seller in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $2,500,000 (the "BUYER TERMINATION FEE").

               (d) If this Agreement is terminated by Buyer pursuant to Section 10.14(a)(iv) hereof and the failure to complete the Closing on or before the Closing Date Deadline (as the same may have been extended pursuant to Section 1.3) shall have been due to the Stockholder's or Seller's material breach of any of their respective representations, warranties, covenants or agreements under this Agreement, then Seller and the Stockholder, jointly and severally, shall, upon demand of Buyer, promptly pay to Buyer in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $2,500,000 (the "SELLER TERMINATION FEE").

               (e) In the case of termination of this Agreement pursuant to
Section 10.14(a)(iv) hereof, the rights of the terminating party to be paid the Seller Termination Fee or the Buyer Termination Fee, as the case may be, shall be such party's sole and exclusive remedy for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Seller Termination Fee or the Buyer Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief (including specific performance) to which it would otherwise be entitled in the event of breach of any other party hereto.

               (f) Seller and the Stockholder acknowledge and agree that Buyer's due diligence investigation of Seller and the Business, including without limitation, its review of the Schedules attached hereto and the information and documentation received from Seller, shall not constitute a waiver of, or otherwise modify, Buyer's right to terminate this Agreement under Section 10.14(a)(v) hereof.

        10.15 CONTEMPORANEOUS CLOSINGS. The parties hereto acknowledge and agree that the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by the Real Property Purchase Agreement, and the parties intend that the closings of both such transactions shall occur contemporaneously.

        10.16 HSR. Subject to the determination by Buyer that compliance by Seller and Buyer with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), is not required, Seller and Buyer shall each prepare and file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Buyer shall pay any HSR Act filing fee.

        10.17 BUYER'S FINANCIAL STATEMENTS. Seller shall allow, cooperate with and assist Buyer's accountants, and shall instruct Seller's accountants to cooperate, in the preparation of audited financial statements of Seller as necessary for any required filings by Buyer with the Securities and Exchange Commission or as required by Buyer's lenders; provided, however, that the expense of such audit shall be borne by Buyer.

        10.18 BROKER'S COMMISSION. At the Closing, Buyer shall pay the fee to Presidio Strategies as set forth on Schedule 6.5.


                                          ARTICLE XI

                                         MISCELLANEOUS

        11.1 ASSIGNMENT. Except as provided in this Section, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. Buyer may assign this Agreement, without the consent of the other parties hereto, to a corporation, partnership, limited liability company or other entity controlled by Buyer, including a corporation, partnership, limited liability company or other entity to be formed at any time prior to the Closing Date, and to any person or entity who shall acquire all or substantially all of the assets of Buyer or of such corporation, partnership, limited liability company or other entity, controlled by Buyer (including any such acquisition by merger or consolidation); provided said assignment shall be in writing and the assignee shall assume all obligations of Buyer hereunder, whereupon the assignee shall be substituted in lieu of Buyer named herein for all purposes, provided, however, that Buyer originally named herein shall continue to be liable with respect to its obligations hereunder. Buyer may assign this Agreement, without the consent of the other parties hereto, as collateral security, and the other parties hereto agree to execute and deliver any acknowledgment of such assignment by Buyer as may be required by any lender to Buyer.

        11.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas.

        11.3 ACCOUNTING MATTERS. Except as provided in Section 7.6(a) and
Schedule 7.6(a), all accounting matters required or contemplated by this Agreement shall be in accordance with generally accepted accounting principles.

        11.4 FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, each of the parties hereto shall be responsible for the payment of such party's fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

        11.5 AMENDMENTS; MERGER CLAUSE. This Agreement, including the schedules and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement may not be amended except by a writing executed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        11.6 WAIVER. To the extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party. Any waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither the failure nor any delay by any party hereto in exercising any right or power under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right or power, and no single or partial exercise of any such right or power will preclude any other or further exercise of such right or power or the exercise of any other right or power.

        11.7 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by facsimile or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or by confirmed facsimile or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to Buyer, to:

Sonic Automotive, Inc.
5401 E. Independence Boulevard
Charlotte, North Carolina 28212
Telecopy No.:  (704) 563-5116
Attention:  Chief Financial Officer

With a copy to:

Parker, Poe, Adams & Bernstein L.L.P.
2500 Charlotte Plaza
Charlotte, North Carolina 28244
Telecopy No.:  (704) 334-4706
Attention:  Edward W. Wellman, Jr.

If to Seller or the Stockholder, to:

                      L. S. Riley
                      6210 Willow Lane
                      Dallas, Texas 75230
                      Telecopy No.: (972) 960-9919

With a copy to:

                      Robert D. Remy
                      Two Memorial City Plaza
                      820 Gessner, Suite 1360
                      Houston, Texas 77024
                      Telecopy No.:  (713) 465-8018

        11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        11.9 KNOWLEDGE. Whenever any representation or warranty of Seller or the Stockholder contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of Seller or the Stockholder,
(a) such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of Seller and the Stockholder and (ii) any information which the Stockholder would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel) on behalf of Seller, and (b) the knowledge of the Stockholder shall be deemed to be the knowledge of Seller.

        11.10  ARBITRATION.

               (a) Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by each of Buyer and Seller within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within thirty (30) days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Dallas, Texas. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

               (b) Nothing contained in this Section 11.10 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

        11.11 PERMITTED SUCCESSORS; ASSIGNS; NO THIRD PARTY BENEFICIARIES. Subject to Section 11.1, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of Seller, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

        11.12 HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.13 SEVERABILITY. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

        11.14 TIME IS OF THE ESSENCE. Time is of the essence for all purposes in this Agreement.

                                [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

BUYER:                              SONIC AUTOMOTIVE, INC.


                                    By: /s/ Bryan Scott Smith
                                        ---------------------------
                                    Its: President
                                         --------------------------



SELLER:                             LUTE RILEY MOTORS, INC.


                                    By:   /s/ L.S. Riley
                                          --------------------------
                                    Its:
                                          --------------------------